FOR IMMEDIATE RELEASE

XO Holdings Reports Fourth Quarter and Full Year 2010 Financial Results

HERNDON, VA – March 31, 2011 – XO Holdings, Inc. (OTCBB: XOHO.OB) today announced its 2010 fourth quarter and full year financial and operational results.

Total revenue for 2010 was $1.5 billion, an increase of $8.0 million, or less than 1%, compared to 2009.  Adjusted EBITDA (a non-GAAP financial measure) increased 25% to $191.1 million for 2010 compared to $152.6 million for 2009. Net loss for 2010 was $11.8 million compared to $21.8 million net income in 2009. The company’s net loss for 2010 was primarily due to a $20.0 million impairment charge related to our LMDS licenses. The company’s net income for 2009 principally resulted from gains from the sale of marketable securities of approximately $60.0 million, partially offset by an $8.3 million impairment charge related to our LMDS licenses.  As of December 31, 2010, cash and cash equivalents was $69.6 million, a decrease of $293.6 million compared to December 31, 2009.  The cash decrease was due to the redemption of the Class A preferred stock of $258.9 million, as well as continued capital investments and other working capital requirements in excess of cash from operations.

Total revenue for the fourth quarter of 2010 was $390.3 million, an increase of $14.5 million, or 4%, compared to the year-ago period. Adjusted EBITDA was $59.2 million in the fourth quarter of 2010 compared to $43.3 million in the year-ago period. Net loss for the fourth quarter 2010 was $6.5 million compared to $13.3 million net income for the year-ago period.  The company’s net loss for the fourth quarter 2010 was primarily due to a $20.0 million impairment charge related to our LMDS licenses. The company’s net income for the fourth quarter of 2009 principally resulted from gains from the sale of marketable securities of approximately $25.7 million.

“In the fourth quarter and throughout 2010, we remained focused on executing our long-term business strategy and growing our broadband offerings and services,” said Carl Grivner, chief executive officer of XO.

Fourth Quarter and Full Year 2010 Financial Results

($ in millions)	Q4 2010	Q3 2010	Q4 2009	2010	2009
Revenue	$390.3	$385.7	$375.8	$1,529.2	$1,521.3
Adjusted EBITDA (1)	$59.2	$60.8	$43.3	$191.1	$152.6
Adjusted EBITDA % (2)	15%	16%	12%	12%	10%
Net Income (Loss)	$(6.5)	$12.4	$13.3	$(11.8)	$21.8
Preferred Stock Accretion	$(17.9)	$(17.5)	$(20.3)	$(73.3)	$(79.6)
Net Loss Allocable to Common Shareholders	$(24.3)	$(5.1)	$(7.1)	$(85.1)	$(57.8)
Capital Expenditures	$39.9	$50.1	$50.1	$211.7	$199.0
Ending Cash and Cash Equivalents	$69.6	$49.3	$363.2	$69.6	$363.2

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements.
(2)	Adjusted EBITDA % is adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements.

Service Revenues

During the fourth quarter, XO continued to experience growth within its Broadband Services offerings, including Ethernet, IP-VPN and dedicated internet access. In the fourth quarter of 2010, Broadband Services revenue was $237.3 million, an increase of $27.5 million, or 13%, from the year-ago period. Total Broadband Services revenue for 2010 was $895.8 million, an increase of 12% from 2009.

The Broadband Services revenue growth was partially offset by the continued and expected decline of XO’s Integrated Voice and Legacy/TDM services. Fourth quarter revenue for Integrated Voice services was $47.2 million, a 20% decrease from the year-ago period. Legacy/TDM services declined 1% in the fourth quarter compared to the year-ago period, with fourth quarter revenues of $105.8 million. Year-over-year, Integrated Voice and Legacy/TDM Services declined 22% and 7%, respectively.

Fourth Quarter and Full Year 2010 Service Revenue

						% Change
($ in millions)	Q4 2010	Q3 2010	Q4 2009	2010	2009	Q4 2010 - Q4 2009	2010 - 2009
Broadband Services	$237.3	$228.8	$209.8	$895.8	$798.4	13%	12%
Integrated Voice	$47.2	$51.7	$59.2	$211.7	$271.8	-20%	-22%
Legacy/TDM Services	$105.8	$105.2	$106.8	$421.7	$451.1	-1%	-7%
Total Revenue	$390.3	$385.7	$375.8	$1,529.2	$1,521.3	4%	1%

Fourth Quarter Network and Operations Highlights

During the fourth quarter of 2010, XO continued to expand its nationwide presence and solidify its position as a leading provider of broadband services to carriers, businesses and enterprises across the United States. This included expanding its metro network coverage across Phoenix, enabling it to serve thousands of new businesses and offer a more competitive alternative for local and nationwide communications and networking needs.

XO’s Business Services division, whose customers comprise more than half of the Fortune 500, gained several notable enterprise clients during the fourth quarter, including Transwestern, one of the largest privately held commercial real estate organizations in the United States. XO will provide a wide area networking solution connecting 26 of Transwestern’s locations across the country.

XO’s Carrier Services division was selected by Transaction Network Services (TNS) to provide its award-winning Ethernet Hub Service, a point-to-multipoint service that leverages XO’s expansive fiber footprint and Ethernet over Copper network, to transport a significant amount of data traffic across multiple platforms securely and effectively.

During the fourth quarter, XO also participated in a Carrier Ethernet Global Interconnect demonstration during Light Reading’s Ethernet Expo Americas, further demonstrating its international capabilities and reach. The only U.S.-based service provider to participate, XO demonstrated its Ethernet capabilities by originating traffic on its network and delivering it to an exchange in Frankfurt before its termination to end users throughout Europe.

Corporate Highlights

On October 8, 2010, XO entered into a Revolving Promissory Note (the “Promissory Note”) with Arnos Corp., an affiliate of Carl C. Icahn, the Chairman of the Board of Directors and majority shareholder, pursuant to which Arnos Corp. provided access to a $50.0 million revolving credit facility at an annual interest rate equal to the greater of LIBOR plus 525 basis points or 6.75%. The Promissory Note includes a fee of 0.75% on undrawn amounts and initially matured on the earliest of (i) October 8, 2011, (ii) the date on which any financing transaction, whether debt or equity, is consummated by XO or certain of XO’s affiliates in an amount equal to or greater than $50.0 million, or (iii), at XO’s option, a date selected by XO that is earlier than October 8, 2011.

On February 11, 2011, at XO’s request, XO and Arnos Corp. entered into a First Amendment to the Revolving Promissory Note (the “Amendment”). The Amendment extends the maturity date of the Promissory Note from October 8, 2011 to May 1, 2012. Accordingly, the maturity date of the Promissory Note is the earliest of (i) May 1, 2012, (ii) the date on which any financing transaction, whether debt or equity, is consummated by XO or certain of XO’s affiliates in an amount equal to or greater than $50.0 million, and (iii), at XO’s option, a date selected by XO that is earlier than May 1, 2012.

On January 19, 2011, XO received an offer from ACF Industries Holding Corp., an affiliate of the Chairman of the Board of Directors, to acquire, either directly or through an affiliate, ownership of 100% of XO Holdings in a transaction in which holders of common stock, other than ACF Holding and its affiliates, would receive consideration of $0.70 net per share in cash.   On January 21, 2011, XO announced the formation of a Special Committee of the Board of Directors composed of independent directors to consider, review, and evaluate the proposal.

Based on XO’s level of operations, the company believes that cash flow from operations, cash on hand, marketable securities and cash available from the Revolving Promissory Note will enable it to meet its working capital and other obligations for at least the next 12 months.  However, the company believes that additional capital, including cash available under the Promissory Note, is necessary to continue to implement its transformation plan and also give the company the resources to take advantage of strategic growth opportunities.  XO’s ability to fund its capital needs depends on the company’s future operating performance and cash flow, which are subject to prevailing economic conditions and other factors, many of which are beyond the company’s control.  Heretofore, XO has not generated sufficient free cash flows to allow it to continue to fully fund the transformation plan or to pursue other strategic opportunities.  Accordingly, XO believes it is necessary to raise additional capital.

About XO Holdings

XOH is a leading provider of 21st century communications services for businesses and communications services providers, including 50 percent of the Fortune 500 and leading cable companies, carriers, content providers and mobile operators. Utilizing its unique and powerful nationwide IP network, extensive local metro networks and broadband wireless facilities, XOH offers customers a broad range of managed voice, data and IP services in more than 85 metropolitan markets across the United States. For more information, visit www.xo.com.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing XO’s ability to execute upon its business strategy, remain focused on advancing high-growth sectors of its business, pursue growth and acquisition opportunities and generate funds from operations or from future financing sufficient to fund XO’s business plan and also give the company the resources necessary to take advantage of strategic growth opportunities. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of XO Holdings, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors.  Other factors to consider also include the risk factors described from time to time in the reports filed by XO Holdings, Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 and its quarterly reports on Form 10-Q. XO Holdings, Inc. undertakes no obligation to update any forward-looking statements, except as otherwise required by law.

This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.

Accompanying financial statements located at http://www.xo.com/about/Pages/investor.aspx

Contact:
Courtney Harper/Monica Heckman/Charlotte Walker
Reputation Partners (for XO Communications)
T: 312-819-5722

XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)

Revenue	$390,345	$375,839	$1,529,241	$1,521,288

Cost of service (exclusive of depreciation and amortization)	223,683	212,698	869,370	879,979
Selling, general and administrative	107,471	120,009	469,120	489,427
Depreciation and amortization	47,544	50,551	183,732	180,144
Impairment of LMDS licenses	20,000	-	20,000	8,282
Loss on disposal of assets	1,829	5,699	5,781	10,688
Total costs and expenses	400,527	388,957	1,548,003	1,568,520
Loss from operations	(10,182)	(13,118)	(18,762)	(47,232)

Investment gain, net	1,470	25,695	6,846	59,986
Interest income (expense), net	1,166	521	(117)	10,276

Net income (loss) before income taxes	(7,546)	13,098	(12,033)	23,030

Income tax benefit (expense)	1,073	167	191	(1,195)

Net income (loss)	(6,473)	13,265	(11,842)	21,835

Preferred stock accretion	(17,869)	(20,318)	(73,272)	(79,642)

Net loss allocable to common shareholders	$(24,342)	$(7,053)	$(85,114)	$(57,807)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.14)	$(0.04)	$(0.46)	$(0.32)

Weighted average shares, basic and diluted	182,075	182,075	182,075	182,075

Total adjusted EBITDA (1)	$59,236	$43,267	$191,083	$152,565

XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,	December 31,
	2010	2009

Cash, cash equivalents and marketable securities	$69,811	$364,479
Accounts receivable, net	142,663	153,745
Other current assets	22,600	29,248
Property and equipment, net	814,408	749,930
Intangible assets, net	25,233	45,233
Other assets	58,714	67,123
Total assets	$1,133,429	$1,409,758

Accounts payable and other current liabilities	$282,466	$297,799
Other long-term liabilities	136,247	125,731
Class A convertible preferred stock	-	255,011
Class B convertible preferred stock	658,982	614,912
Class C perpetual preferred stock	249,312	223,958
Total stockholders' deficit	(193,578)	(107,653)
Total liabilities, preferred stock and stockholders' deficit	$1,133,429	$1,409,758

XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA
(Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss) before income taxes	$(7,546)	$12,707	$13,098	$(12,033)	$23,030

Depreciation and amortization	47,544	46,016	50,551	183,732	180,144

Loss on disposal of assets	1,829	830	5,699	5,781	10,688

Impairment of LMDS licenses	20,000	-	-	20,000	8,282

Investment gain, net	(1,470)	-	(25,695)	(6,846)	(59,986)

Interest (income) expense, net	(1,166)	1,202	(521)	117	(10,276)

EBITDA	59,191	60,755	43,132	190,751	151,882

Stock-based compensation	45	57	135	332	683

Adjusted EBITDA (1)	$59,236	$60,812	$43,267	$191,083	$152,565

(1)
Adjusted EBITDA is defined as net income or loss before depreciation, amortization, (gain)/loss on disposal of assets, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance reported in accordance with generally accepted accounting principles in the United States. Rather, Adjusted EBITDA is an important measure used by management to assess operating performance of the Company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in XO's SEC filings.